Exhibit 99.1

Press Release #201909	FOR IMMEDIATE RELEASE	June 6, 2019

Enertopia Provides Positive Testing Report Update 5

Kelowna, BC—Enertopia Corporation (ENRT) on the OTCQB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce the following lithium project testing update.

The Company has been and continues to run the following series of tests, grain sizing and lithium grades per grain sizing, pre-strip reagent testing on impurity levels in the Upper Oxide and Reduced drilled horizons from our Clayton Valley, Nevada project.

The goal of these latest tests is to determine how the various pH levels with different reagents impacted the impurities in each zone to see if pre-stripping the impurities could be a viable option going forward before creating our synthetic lithium brine. This appears to be the case as the potential loss of lithium was below detection limits in all pre-stripping tests.

The solution testing was broken into three main zones. Zone 1 consisted of material from the upper oxide horizon. Zone 2 and Zone 3 from the reduced zones. The sample size for each test was from 10g to 20g solids with the ratio being 10% solids in the solution. Due to the success in lower impurities, we believe we should be able to increase the solids ratio thus increasing the lithium in the solution for our final solution tests going forward.

Industrywide brine impurity examples for producing, development, and lithium resource projects are shown in Table 1 for comparison. Table 2 shows Enertopia 10% lithium brine solution results, not including the pre-strip test results shown in Table 3. Summary of outcomes and next steps are after the tables presented below.

Table 1
Lithium Projects	B mg/l	Ca mg/l	K mg/l	Mg mg/l	Na mg/l
Hombre Muerto, Argentina (P)	696	625	1,170	1,908	111,000
Silver Peak, USA (P)	85	213	2,400	352	33,000
Tres Quebradas, Argentina (D)	1,330	43,246	8,580	1,718	73,896
Smackover, USA (RP)	309	33,625	5,936	2,481	65,962

Note: (P) = producing Li salar, (D) = development Li salar, (RP) = Li resource project

Table 2
Enertopia 10% Li Brine solution	B mg/l	Ca mg/l	K mg/l	Mg mg/l	Na mg/l
Zone 1	49	300	1,800	931	500

Zone 2&3	27	170	1,600	972	550

NOTE: Above testing to show synthetic brine impurities before pre-stripping

Table 3
Enertopia 10% Li Brine	B mg/l	Ca mg/l	K mg/l	Mg mg/l	Na mg/l
Zone 1	<5	277	160	78	299

Zone 2&3	<5	184	199	44	342

NOTE: Above testing shows impurities under pre-strip scenario

Summary of Results:

With the above success in the pre-strip tests and sorting results from our last press release, we have decided to extend our pre-sorting testing due to the learned knowledge in making our world-leading low impurity Lithium brine even better. As such we have ordered sorting test equipment that will take our dry and wet grain size sorting down to 5um and 1um respectively.

The testing equipment is expected to arrive around mid-June. After which time dry and wet sorting tests will be conducted followed by pre-stripping and finally updated Li solution testing. We are also happy to report that due to the low contaminant levels a 3rd party patented off the shelf option for the direct concentration of Lithium in solution to LiCl now looks possible. If we can further reduce contaminate levels an intermediate polishing phase might not be required, and this could allow for the LiCl to be mixed with Na2 CO3 to create battery grade Li2 CO3.

We continue to believe that the Lithium hosted claystone deposits in Nevada could become major sources of Lithium production in the 2020s and offer the USA a secure domestic supply of battery grade Lithium products.

Our pre-pH adjustments have demonstrated positive outcomes as contaminant minerals are greatly reduced allowing for a synthetic lithium brine that has the fewest contaminants to be processed compared to any other Lithium project today.

The company's technical advisors believe the positive testing to date may warrant patent protection and thus the Company is keeping all internal data strictly confidential at this time. The Company has signed several NDA’s with industry partners as it works to reach its goal of a low capex solution to battery grade lithium production.

“Our ongoing solution testing of the drilled lithium horizons continues to provide great insights and novel ways to strive for a low-cost mining and processing solution to unlock the potential value of the Lithium enriched claystone.” Stated CEO Robert McAllister

The Qualified person:

The technical data in this news release have been reviewed by Douglas Wood, P.Geol a qualified person under the terms of NI 43-101.

All assay results from the in-house synthetic lithium brine program were from ALS Labs from Vancouver, BC with ME-ICP14 and ME-ICP15 tests being run. Note zones 2 and 3 as reported in Table 2 and Table 3 are reported as one composite zone as both reduced zones returned the same or similar assay values.

About Enertopia:

A Company focused on using modern technology to build shareholder value. Enertopia is working to establish a lithium resource and at the same time working on extracting Lithium from its synthetic brine solutions by using industry leading proven technology.

Enertopia shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1.250.870.2219

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that a lithium resource will be outlined at the Clayton Valley, NV project or the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia and that Enertopia will file for patent protection. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release